EXHIBIT 23.3

CONSENT OF PETER MEGAW, P.Geo.

I, Dr. Peter Megaw, Ph.D., C.P.G., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the Annual Report on Form 40-F of MAG Silver Corp. for the year ended December 31, 2021, of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Annual Report on Form 40-F of MAG Silver Corp. for the year ended December 31, 2021.

Sincerely,

/s/ Peter Megaw

Dr. Peter Megaw, Ph.D., C.P.G.

March 31, 2022